UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2010

FIRST PACTRUST BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Maryland	000-49806	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

610 Bay Boulevard, Chula Vista, California	91910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 691-1519

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2010, Richard Herrin entered into an employment agreement with First PacTrust Bancorp, Inc. (the “Company”) and Pacific Trust Bank, a wholly owned subsidiary of the Company (the “Bank”), under which he will become the Chief Administrative Officer of the Bank.  Mr. Herrin has over eighteen years of commercial banking, investment banking and regulatory experience.  Most recently, Mr. Herrin served at the Federal Deposit Insurance Corporation (the “FDIC”) as a member of the strategic operations group, which has overall responsibility for managing problem banks on behalf of the FDIC.  As part of this group, Mr. Herrin acted as the Receiver-in-Charge of a number of the largest failed banks in the western region of the United States.  Previously, he was the Manager of Asset Management Division within the FDIC where he served as a voting member of the Credit Review Committee for all receiverships in the western region of the United States.  Prior to joining the FDIC in 2009, Mr. Herrin held executive positions at Vineyard Bank, Excel National Bank, Imperial Capital Bank and Bank of America.  Mr. Herrin holds an undergraduate degree in Business Administration from the University of La Verne and an MBA from California State Polytechnic University with an emphasis in Contract Management and Contract Administration, having graduated Summa Cum Laude.

Mr. Herrin’s employment agreement provides for a three-year term of employment, to commence on December 6, 2010.  On December 6, 2013 and on each anniversary of that date, the term of the agreement will be extended for an additional year unless either the Company and the Bank or Mr. Herrin notifies the other at least 90 days prior to that date or the anniversary date that the term of the agreement will not be extended.  The agreement provides for a base annual salary of $250,000. As an inducement material to Mr. Herrin’s entering into employment with the Company and the Bank, the agreement provides for (i) a one-time signing bonus in the form of 4,200 restricted shares (the “Inducement Grant Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”); and (ii) a ten-year non-qualified stock option (the “Inducement Grant Option”) to purchase 65,000 shares of Common Stock at an exercise price of $11.60 per share.  The Inducement Grant Shares and the Inducement Grant Option are each scheduled to vest in one-third annual increments beginning November 17, 2011.

The employment agreement provides that Mr. Herrin is entitled to additional or special compensation, such as additional equity awards, incentive pay or bonuses, as the Board of Directors or the Compensation Committee of Board of Directors may from time to time determine.  The agreement also entitles Mr. Herrin to the use of an automobile or a monthly automobile allowance, expense reimbursement and participation in such benefit programs as may be approved from time to time for the Company for the benefit of its executive employees.  In the event that Mr. Herrin’s employment is involuntarily terminated without “Cause” (as defined in the employment agreement) or voluntarily terminated for “Good Reason” (as defined in the employment agreement), he will be entitled to (i) severance pay equal to 18 months’ salary at the rate in effect on the termination date, payable in equal monthly installments; (ii) accelerated vesting of any then-unvested portion of the Inducement Grant Option; and (iii) serve as an advisor of the Company until any then-unvested portion of the Inducement Grant Shares have vested in full.  Payment of the severance pay described above is contingent upon Mr. Herrin’s compliance with non-solicitation and non-disclosure requirements set forth in the employment agreement.  Vesting of the Inducement Grant Shares will accelerate in the event Mr. Herrin’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company).

The employment agreement provides that until the Company has fully repaid the U.S. Treasury for its investment in the Company pursuant to the TARP Capital Purchase Program, all amounts payable under the employment agreement are subject to the limitations of the compensation restrictions applicable to companies that are participating in the TARP Capital Purchase Program, as and to the extent applicable with respect to Mr. Herrin.

    The foregoing description of the terms of Mr. Herrin’s employment agreement, the Inducement Grant Option and the Inducement Grant Shares does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement (including the forms of agreements for the Inducement Grant Shares and Inducement Grant Option attached as exhibits to the employment agreement), which is filed herewith as Exhibit 10.1.

A copy of the press release issued by the Company announcing the appointment of Mr. Herrin is filed herewith as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits
(d)	Exhibits:
               The following exhibits are being provided herewith:

10.1
Employment Agreement by and among the Company and the Bank and Richard Herrin (including as exhibits thereto the forms of agreements for the Inducement Grant Shares and Inducement Grant Option awarded to Mr. Herrin pursuant to the Employment Agreement)

99.1	Press release dated November 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST PACTRUST BANCORP, INC.

Date: November 19, 2010	By:	/s/ Gregory A. Mitchell
Gregory A. Mitchell
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Employment Agreement by and among the Company and the Bank and Richard Herrin (including as exhibits thereto the forms of agreements for the Inducement Grant Shares and Inducement Grant Option awarded to Mr. Herrin pursuant to the Employment Agreement)

99.1	Press release dated November 18, 2010